Exhibit 99.1

BANK OF ASTORIA

AMENDED AND RESTATED NONEMPLOYEE DIRECTOR

STOCK OPTION PLAN

1. Purpose

The purpose of the Bank of Astoria Nonemployee Director Stock Option Plan (the “Plan”) is to secure for Bank of Astoria (the “Bank”) and its shareholders the benefits of the long-term incentives inherent in increased common stock ownership by the members of the Board of Directors (the “Board”) of the Bank who are not employees of the Bank or its Affiliates, by strengthening the identification of such directors with the interests of all Bank of Astoria shareholders.

2. Definitions

The terms defined in this Section 2 shall have the following meanings, unless the context otherwise requires.

a. Acceleration Event shall mean an event specified in Section 11 which results in each Option then outstanding under the Plan becoming exercisable in accordance with the terms of Section 11.

b. Affiliate shall mean any corporation, partnership, joint venture or other entity in which the Bank holds an equity, profit or voting interest of more than fifty percent (50%).

c. Annual Meeting of Shareholders shall mean the annual meeting of shareholders of the Bank held each calendar year.

d. Bank shall mean Bank of Astoria, an Oregon banking corporation.

e. Code shall mean the Internal Revenue Code of 1986, as amended to date and as it may be amended from time to time.

f. Committee shall mean the Board of Directors as a committee of the whole or the committee, if any, appointed by the Board in accordance with Section 3 of the Plan.

g. Common Stock shall mean shares of the Bank’s common stock, subject to adjustment pursuant to Section 13, “Adjustment and Changes in Stock,” hereunder.

h. Employee shall mean an employee of the Bank or an Affiliate and shall not include a person engaged for periodic consulting assignments for the Bank or an Affiliate.

i. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended to date and as it may be amended from time to time.

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j. Exercise Price shall mean the Fair Market Value per share of the Option Shares on the date an Option is granted times the number of Option Shares with respect to which such Option is exercised.

k. Fair Market Value per Share shall mean as of any day

(1) The fair market value of a share of the Bank’s common stock is the last sale price reported by NASDAQ on the business day immediately preceding the date as of which fair market value is being determined or, if there were no sales of shares of the Bank’s common stock reported by Nasdaq on such day, on the most recently preceding day on which there were sales, or

(2) if the shares of the Bank’s stock are not listed or admitted to trading on Nasdaq on the day as of which the determination is made, the amount determined by the Board or its delegate to be the fair market value of a share on such day.

l. Mature Stock shall mean shares of the Bank’s common stock which have been owned by the Participant without a substantial risk of forfeiture (within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder) for at least six months (or such longer period as the Financial Accounting Standards Board may subsequently determine to be required to avoid variable plan accounting treatment for the Plan and options granted in accordance with it).

m. Nonstatutory Stock Option (“NSO”) shall mean a stock option, which does not qualify for special tax treatment under Sections 421 or 422 of the Internal Revenue Code.

n. Option shall mean either a First Option or an Annual Option granted pursuant to the provisions of Section 4 of this Plan.

o. Option Shares shall mean the number of shares of the Bank’s common stock which the Participant may acquire by exercise of an Option.

p. Participant shall mean any person who holds an Option granted under this Plan.

q. Plan shall mean this Bank of Astoria Nonemployee Director Stock Option Plan.

r. SEC Director shall mean a director who:

(1) Is not currently an officer of the Bank or a parent or subsidiary of the Bank, or otherwise currently employed by the Bank or a parent or subsidiary of the Bank;

(2) Does not receive compensation, either directly or indirectly, from the Bank or a parent or subsidiary of the Bank, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) or regulation S-K;

(3) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

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(4) Is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

s. Stock Option shall mean the right to purchase Common Stock under this Plan in a specified number of shares, at a price and upon the terms and conditions determined by the Board of Directors. The maximum term of each option granted shall be 10 years from date of grant.

t. Withholding Taxes shall mean all income taxes, FICA, FUTA, or similar employment taxes and any other taxes or assessments payable by the Bank as the result of an exercise of the Option.

3. Administration

a. The Committee. The Plan shall be administered by the Board directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting solely of three or more SEC Directors. All references in the Plan to the “Board” shall refer to such separate Committee, if any is established, or if none is then in existence, shall refer to the Board as a whole. Once appointed, any such Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused provided; however, that all existing members shall continue to be and any new members shall be SEC Directors. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

Members of the Committee who are either eligible for Options or who have been granted Options shall be counted for all purposes in determining the existence of a quorum at any meetings of the Committee and shall be eligible to vote on all matters before the Board respecting the granting of Options or administration of the Plan.

At least annually, the Committee shall present a written report to the Board indicating the Directors to whom Options have been granted since the date of the last such report, and in each case the date or dates of Options granted, the number of shares optioned, and the Option price per share.

At all times, the Board shall have the power to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole.

b. Powers of the Committee. Subject to all provisions and limitations of the Plan and consistent with any requirements of Rule 16b-3 of the Securities and Exchange Commission, the Committee shall have the authority and discretion:

(1) to determine the then Fair Market Value per Share for the shares of each Option granted under the Plan;

(2) to determine the then Fair Market Value per Share for the shares of Common Stock to be issued pursuant to each Option;

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(3) to modify or amend the terms of any Option previously granted, subject to the provisions of Section 13 of the Plan;

(4) to interpret the Plan;

(5) to authorize any person or persons to execute and deliver Option agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Options;

(6) to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

(7) the Committee may authorize any one or more of their number or the Secretary or any other officer of the Bank to execute and deliver documents on behalf of the Committee. The Board hereby authorizes the Secretary to execute and deliver all documents to be delivered by the Committee pursuant to the Plan.

All actions of the Committee shall be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting thereof.

All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Participants and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

4. Automatic Grants to Certain Directors

As of the date of adoption of this Plan by the shareholders of the Bank (the “Adoption Date”), each director who is not currently an employee of the Bank or a parent or subsidiary of the Bank shall be granted an option to purchase two thousand one hundred (2,100) shares of the Bank’s common stock under this Plan. Thereafter, at the close of business at each Annual Meeting of Shareholders, each such director shall be granted an additional option to purchase six hundred (600) shares of the Bank’s common stock under this Plan.

a. Each director who is not currently an employee of the Bank or a parent or subsidiary of the Bank first elected to the Board following the Adoption Date shall be granted an option to purchase eighteen hundred (1800) shares of the Bank’s common stock under this Plan as of the close of business at the Annual Meeting of Shareholders next succeeding the date such director has served as a director for the immediately preceding three (3) years. Thereafter, at the close of business at each Annual Meeting of Shareholders, each such director shall be granted an additional option to purchase six hundred (600) shares of the Bank’s common stock under this Plan.

b. The automatic grants to directors who are not currently employees of the Bank or a parent or subsidiary of the Bank shall not be subject to the discretion of any person.

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c. Each Option granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to, and incorporate, by reference or otherwise, the applicable terms of this Plan.

d. During the lifetime of a Participant, each Option shall be exercisable only by the Participant. No Option granted under the Plan shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code or ERISA).

5. Shares of Stock Subject to the Plan

a. Subject to adjustment as provided in Section 13 of the Plan, an aggregate of sixty thousand (60,000) shares of the Bank’s common stock shall be available for issuance to directors under this Plan. No fractional shares shall be issued.

b. First Option Grants and Annual Option Grants shall reduce the shares available for issuance under the Plan by the number of shares subject thereto. The shares deliverable upon exercise of any First Option Grant or Annual Option Grant may be made available from authorized but unissued shares or shares reacquired by the Bank, including shares purchased in the open market or in private transactions. If any unexercised First Option Grant or Annual Option Grant shall terminate for any reason, the shares subject to, but not delivered under, such First Option Grant or Annual Option Grant shall be available for other First Option Grants or Annual Option Grants.

6. Nonstatutory Options

All Options granted to directors pursuant to this Plan shall be NSOs.

7. Exercise Price; Exercise

a. The price per share of the shares of the Bank’s common stock which may be purchased upon exercise of an Option shall be one hundred percent (100%) of the Fair Market Value per Share on the date the Option is granted and shall be paid in full at the time the Option is exercised in accordance with Section 9.

b. The Exercise Price per Share shall be subject to adjustment as provided in Section 13 hereof.

c. To the extent that it is exercisable, an Option shall be exercised by written notice to the Bank stating the number of shares with respect to which the Option is being exercised. The date that the written notice is received by the Bank shall be the exercise date.

d. Any person or persons exercising an Option on behalf of a Participant shall be required to furnish to the Bank appropriate documentation that such person or persons have the full legal right and power to exercise the Option on behalf of and for the Participant.

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8. Taxes

Any Option granted hereunder shall provide for payment by the Participant on exercise of all federal, state, local or other Withholding Taxes payable by the Bank incident to exercise of an Option. The amount of such taxes, if any, required to be paid by the Bank shall be determined by the Bank and the Bank shall apply such flat percentage rate as may then be authorized for supplemental payments.

9. Payment by Participant

Payment by the Participant of the Exercise Price and any taxes required to be withheld on his behalf incident to exercise of the Option shall be by any combination of cash or collected funds, by assignment of Mature Stock, or any combination thereof. Payment as provided herein must be made in full in cash or collected funds or by assignment of Mature Stock concurrently with the Participant’s notification to the Bank of his intention to exercise all or part of a Stock Option. All Mature Stock must be valued at its Fair Market Value, net of any brokerage commissions, taxes, or other costs or expenses related to the sale of the Mature Stock payable by the Bank.

10. Duration and Vesting of Options

a. The term of each Option granted to a director under this Plan shall be for ten (10) years from the date of grant, unless terminated earlier pursuant to the provisions of Section 12 hereof.

b. One hundred percent (100%) of each Option shall vest and become exercisable on the date of grant of the Option.

11. Acceleration of Events

a. In the event that the Bank or its shareholders enter into one or more agreements to dispose of all or substantially all of the assets of the Bank or fifty percent (50%) or more of the outstanding capital stock of the Bank by means of sale (whether as a result of a tender offer or otherwise), merger, reorganization or liquidation in one or a series of related transactions (“Acceleration Event”), then each Option outstanding under the Plan shall continue to be exercisable during the fifteen (15) days immediately prior to the scheduled consummation of the Acceleration Event with respect to the full number of shares for which such Option has been granted and is unexercised; provided, however, that no such Acceleration Event shall occur in the event that (i) the primary purpose of the transaction is to change the Bank’s domicile solely within the United States, (ii) the terms of the agreement(s) require as a prerequisite for the consummation of the transaction that each such Option shall either be assumed by the successor corporation or parent thereof or be replaced with a comparable Option to purchase shares of capital stock of the successor corporation or parent thereof, or (iii) the transaction is approved by a majority of the members of the Board of Directors of the Bank who had either been in office for more than twelve months prior to such transaction or had been elected, or nominated for election by the Bank’s shareholders, by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve-month period; and provided further that any such exercise of an Option during such fifteen (15) day period shall be conditioned upon the

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consummation of such transaction and shall be effective only immediately before such consummation, except to the extent that an electing Participant may indicate, in writing, that such exercise is unconditional with regard to all or part of the unaccelerated portion of the Option. Upon consummation of the Acceleration Event contemplated by said agreement, all outstanding Options, whether or not accelerated, shall expire and cease to be exercisable, unless assumed by the successor corporation or parent thereof. The provisions of this subsection a. shall be subject, with respect to any particular Participant, to any provisions of such Participant’s employment agreement providing for any Options becoming exercisable at an earlier date as a result of events set forth in such employment agreement.

b. The grant of Options under the Plan shall in no way affect the right of the Bank to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Effect of Termination of Membership on the Board

a. The right to exercise an Option granted to a director under this Plan shall be limited as follows, provided the actual date of exercise is in no event after the expiration of the term of the Option:

(1) If a director ceases being a director of the Bank for any reason other than the reasons identified in subparagraph (2) of this Section 12, the director shall have the right to exercise the Options as follows:

(a) The director may exercise the Options for a period of twelve months (12) from the date the director ceased being a director, provided that if the director dies before the twelve (12) month period has expired, the Options may be exercised by the director’s legal representative or any person who acquires the right to exercise an Option by reason of the director’s death for a period of six (6) months from the date of the director’s death.

(b) If the director dies while a member of the Board, the Options may be exercised by the director’s legal representative, or any person who acquires the right to exercise an Option by reason of the director’s Death, for a period of six (6) months from the date of the director’s death.

(c) In the event any Option is exercised by the executors, administrators, legatees, or distributees of the estate of a deceased optionee, the Bank shall be under no obligation to issue stock thereunder unless and until the Bank is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

(2) If a director ceases being a director of the Bank due to an act of

(a) fraud or intentional misrepresentation or

(b) embezzlement, misappropriation or conversion of assets or opportunities of the Bank or any Affiliate of the Bank or

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(c) any other gross or willful misconduct

as determined by the Board, in its sole and exclusive discretion, all Options granted to such director shall immediately be forfeited as of the date of the misconduct.

13. Adjustments and Changes in the Stock

a. If there is any change in the common stock of the Bank by reason of any stock dividend, stock split, spin-off, split-up, merger, consolidation, recapitalization, reclassification, combination or exchange of shares, or any other similar corporate event, the aggregate number of shares available under the Plan, and the number and the price of shares of common stock subject to outstanding Options shall be appropriately adjusted automatically.

b. No right to purchase fractional shares shall result from any adjustment in Options pursuant to this Section 13. In case of any such adjustment, the shares subject to the Option shall be rounded down to the nearest whole share.

c. Notice of any adjustment shall be given by the Bank to each Participant which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

14. Effective Date of the Plan

a. The Plan shall become effective on the date it is approved by the shareholders of the Bank.

b. Any amendment to the Plan shall become effective when adopted by the Board unless specified otherwise, but no Option granted under any increase in shares authorized to be issued under this Plan shall be exercisable until the increase is approved in the manner prescribed in Section 15 of this Plan.

15. Amendment of the Plan

a. The Board of Directors may amend, suspend or terminate the Plan at any time, but without shareholder approval, no amendment shall materially increase the maximum number of shares which may be issued under the Plan (other than adjustments pursuant to Section 13 hereof), materially increase the benefits accruing to Participants under the Plan, materially modify the requirements as to eligibility for participation or extend the term of the Plan. Approval of the shareholders may be obtained, at a meeting of shareholders duly called and held, by the affirmative vote of a majority of the holders of the Bank’s voting stock who are present or represented by proxy and are entitled to vote on the Plan at a meeting or by unanimous written consent of the shareholders entitled to vote on the amendment.

b. It is intended that the Plan meet the requirements of Rule 16b-3 or any successor thereto promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Amendments to the Plan shall be subject to approval by the shareholders of the Bank to the extent determined by the Board of Directors to be necessary to satisfy such requirements as in effect from time to time.

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c. Rights and obligations under any Option granted before any amendment of this Plan shall not be materially and adversely affected by amendment of the Plan, except with the consent of the person who holds the Option, which consent may be obtained in any manner that the Board or its delegate deems appropriate.

16. Termination of the Plan

a. The Plan, unless sooner terminated, shall terminate at the end of ten (10) years from the date the Plan is approved by the shareholders of the Bank. No Option may be granted under the Plan while the Plan is suspended or after it is terminated.

b. Rights or obligations under any Option granted while the Plan is in effect, including the maximum duration and vesting provisions, shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person who holds the Option, which consent may be obtained in any manner that the Board or its delegate deems a appropriate.

17. Registration, Listing, Qualification, Approval of Stock and Options

a. If the Board shall determine, in its discretion, that it is necessary or desirable that the shares of common stock subject to any Option

(1) be registered, listed or qualified on any securities exchange or Nasdaq or under any a applicable law, or

(2) be approved by any governmental regulatory body, or

(3) be approved by the shareholders of the Bank, as a condition of, or in connection with, the granting of such Option, or the issuance or purchase of shares upon exercise of the Option, the Option may not be exercised in whole or in part unless such registration, listing, qualification or approval has been obtained free of any condition not acceptable to the Board of Directors.

18. Nontransferability of Options

No Option granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code or ERISA). Further, all Options granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.

19. No Right to Option or as Shareholder

a. No director or other person shall have any claim or right to be granted an Option under this Plan, except as expressly provided herein. Neither the Plan nor any action taken hereunder shall be construed as giving any director any right to be retained in the service of the Bank.

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b. Neither a director, the director’s legal representative, nor any person who acquires the right to exercise an Option by reason of the director’s death shall be, or have any of the rights or privileges of, a shareholder of the Bank in respect of any shares of common stock receivable upon the exercise of any Option granted under this Plan, in whole or in part, unless and until certificates for such shares shall have been issued.

20. Governing Law

The validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Oregon.

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